Exhibit 99.1

FORM OF AWARD LETTER
UNDER FARMER BROS. CO. 2005 INCENTIVE COMPENSATION PLAN

Dear                                 :

The Compensation Committee (“Committee”) chose you to be a participant in fiscal 2006 in the Farmer Bros. Co. 2005 Incentive Compensation Plan. Your target award for fiscal 2006 was $                    , which the Committee determined by taking into consideration past total annual compensation, current base salary, job responsibilities and past and expected job performance.

In general, your bonus for fiscal 2006 was determined primarily by measuring the Company’s financial performance and your achievement of individual goals which the Committee assigned to you.

The Company’s financial performance was gauged by the level of achievement of operating cash flow and net sales as determined from the Company’s audited financial statements.  “Operating cash flow” is defined as income from operations plus depreciation and ESOP compensation expense.  A matrix is attached which shows various percentages between 25% and 150% depending on the combined level of achievement of these two criteria.  For fiscal 2006, the Company’s operating cash flow was approximately $                  and net sales were approximately $                 .  Based on the company’s achievement of these two criteria during fiscal 2006, the percentage derived from the matrix for fiscal 2006 is       %.

The Committee also assigned certain individual goals to you for fiscal 2006 which were communicated to you by the Committee at the beginning of the last fiscal year.  The Committee has determined your level of achievement of each assigned goal within a range of 60% to 120% and multiplied such percentage by the weight originally assigned to each such goal.  Your assigned individual goals for fiscal 2006, the weight given to each expressed as a percentage, and your level of achievement as determined by the Committee are as follows:

Goal	% Weight	Level of Achievement		Level of Achievement on Weighted Basis
			%		%
			%		%
TOTAL	100%		%		%

The level of achievement of each goal on a weighted basis were aggregated and multiplied by          %, the financial performance percentage derived from the matrix as described above.  The resulting product was then multiplied by your fiscal 2006 target award to determine your preliminary bonus award for fiscal 2006.  Based on the foregoing, the Committee has determined your fiscal 2006 preliminary bonus award is $                 .

Under the Plan, the preliminary award is subject to adjustment, upward or downward, by the Committee in its discretion.  The Committee also has the discretion to alter the financial performance criteria and individual goals during the year and to decline to award any bonus should the Committee determine such actions to be warranted by a change in circumstances.  For fiscal 2006 the Committee has determined to exercise its discretion to adjust your preliminary bonus award in light of many circumstances and issues that have arisen during the last fiscal year.  As a result, your fiscal 2006 final bonus award will be $                 .

You are advised that the Committee may or may not choose to exercise its discretion with respect to awards in the future.  Further, you are reminded to promptly contact the Committee in the event circumstances dictate reexamination of originally assigned goals by the Committee.

The Committee has determined that the award will be paid on a current basis under the Plan.  All awards are governed by the Plan provisions which control any inconsistency with this letter.

Please let me know if you have any questions.

Very truly yours,
Thomas A. Maloof
Compensation Committee Chairman